Filed Pursuant to Rule 433

Registration No. 333-224669

September 10, 2019

WASHINGTON GAS LIGHT COMPANY

Pricing Term Sheet

$300,000,000 MEDIUM-TERM NOTES, SERIES L

3.65% NOTES DUE SEPTEMBER 15, 2049

Issuer:	Washington Gas Light Company

Anticipated Ratings*:	A2 (negative) /BBB+ (negative) /A (stable) (Moody’s / S&P / Fitch)

Security Type:	Medium-Term Notes, Series L, 3.65% Notes Due September 15, 2049

Offering Size:	$300,000,000

Format:	SEC Registered

Pricing Date:	September 10, 2019

Settlement Date:	September 13, 2019 (T+3)

Interest Payment Dates:	March 15 and September 15 of each year, commencing on March 15, 2020

Maturity Date:	September 15, 2049

Optional Redemption:	Make-whole redemption at any time prior to March 15, 2049, at Treasury Rate plus 25 basis points

Callable on or after March 15, 2049 at par

Benchmark Treasury:	2.875% due May 15, 2049

Benchmark Treasury Price / Yield:	115-05+ / 2.178%

Spread to Benchmark Treasury:	+150 basis points

Yield to Maturity:	3.678%

Coupon:	3.65%

Public Offering Price:	99.494% of the principal amount

Proceeds (Before Expenses) to Issuer:	$296,232,000

CUSIP:	93884P DY3

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Book-Running Managers:	MUFG Securities Americas Inc. TD Securities (USA) LLC BB&T Capital Markets, a division of BB&T Securities, LLC

Co-Managers:	CIBC World Markets Corp. RBC Capital Markets, LLC U.S. Bancorp Investments, Inc. The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling MUFG Securities Americas Inc. toll-free at 1-877-649-6848 or TD Securities (USA) LLC toll-free at 1-855-495-9846.